EXHIBIT 10.21

DISTRIBUTION AND LICENSE AGREEMENT

Agreement made as of this 9th day of February 2007, by and between The Blanket Factory Ltd., a corporation with its principal offices at 23 Smeeton Road, Kibworth Beauchamp, Leicestershire, LE8 OLG (“The Blanket Factory”), and Summer Infant, Inc., a Rhode Island corporation with its principal offices at 582 Great Road, North Smithfield, Rhode island (“Summer”).

RECITALS:

This Agreement is made in light of and in consideration of the following facts and circumstances that form a material part of this Agreement

A. The Blanket Factory is engaged in the business of developing, designing, manufacturing and marketing a line of infant products in Europe made from naturally colored cotton under its registered trademark, Natures PurestTM.

B. The Blanket Factory desires to engage in the importation of the Products into the Territory (as hereinafter defined).

C. Summer desires to actively and diligently promote the sale and use of the Products in the Territory.

D. The Blanket Factory and Summer desire that Summer act as wholesale distributor of the Products in the Territory.

In consideration of their mutual covenants and agreements contained herein, and the mutual benefits to be derived hereunder, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement each of the following defined terms shall have only the meaning attributed to it below:

“Product’ or “Products” means those infant and juvenile soft good products and lines of The Blanket Factory made from naturally colored cotton, bearing the Trademark and are or will be hereafter offered by The Blanket Factory for sale in the Territory, and which Products are further delineated on Exhibit A hereto, as may be modified from time to time by the parties in writing. This includes any improved, redesigned or enhanced versions of those Products described on Exhibit A.

“Additional Products” means such infant and juvenile hard goods that may be designed and developed by the Summer and/or The Blanket Factory hereafter that bears the Trademark and is for sale in the Territory.

“Confidential Information” means any information, however embodied, which is not generally known to the public which is exchanged between the parties in connection with this Agreement, including without limitation concerning technical, administrative, financial, manufacturing, or marketing activities (including without limitation: design, manufacturing, and procurement specifications; engineering and manufacturing processes, techniques, and know-how; information-processing processes or programs; formulas; research and development plans; sales and marketing plans and strategies, whether or not identified as being confidential.

“Territory” means the United States, Canada, Mexico, Central and South America and the Caribbean Islands.

“Trademark” means “Natures Purest” and any logo associated therewith. The Trademark is registered in the countries identified on Schedule 1, attached hereto.

ARTICLE II

APPOINTMENT AND SCOPE

2.1. Subject to the terms and conditions and for the Term of this Agreement and any extension hereof, The Blanket Factory hereby appoints Summer as its exclusive wholesale distributor of the Products in the Territory. Summer hereby accepts such appointment and agrees to use its best efforts to distribute and sell the Products in the Territory.

2.2. Summer shall exert its best efforts, and shall maintain an adequate staff and organization, to make, develop and promote sales and the widest distribution of Products throughout the Territory.

2.3. Summer shall limit its sales activities with respect to Products to customers located in the Territory, shall refrain from marketing or selling Products outside the Territory, and shall use commercially reasonable efforts to ensure that no Products purchased by Summer hereunder are sold outside the Territory unless Summer obtains written consent from The Blanket Factory.

2.4. Summer is an independent purchaser and seller of the Products. Summer shall not be considered an agent or legal representative of The Blanket Factory for any purpose, and neither Summer nor any director, officer, agent or employee of Summer shall be, or be considered, an agent or employee of The Blanket Factory. Summer is not granted and shall not exercise, except as otherwise set forth in this Agreement, the right or authority to assume or create any obligation or responsibility, including, without limitation, contractual obligations on behalf of or in the name of The Blanket Factory.

ARTICLE III

TERMS AND CONDITIONS OF SALE

3.1.(a) All orders for Products shall be evidenced by Summer’s purchase orders and shall be subject to all the terms and conditions set forth in this Agreement, unless otherwise expressly agreed to by both parties in writing. In the event of any discrepancy between the provisions set forth herein or in such terms and conditions of sale, on the one hand, and any purchase order, order confirmation, or other communication between the parties, acknowledged by the other party, on the other hand, the provisions of such acknowledged purchase order and/or order confirmation shall prevail.

(b) At the request of The Blanket Factory, all purchase orders shall be placed with The Blanket Factory’s manufacturing partner, The Blanket Factory Limited (Hong Kong) at its office in Hong Kong. Furthermore, payments due from Summer will be paid to The Blanket Factory Limited (Hong Kong) and not to The Blanket Factory unless instructed otherwise in writing.

(c) No order for the Products shall be binding on The Blanket Factory unless and until accepted by The Blanket Factory Limited (Hong Kong). Acceptance shall be evidenced in writing, signed by duly authorized personnel of The Blanket Factory. Limited (Hong Kong). No purchase order shall be unreasonably declined by The Blanket Factory.

(d) Purchase orders must be submitted at least sixty (60) days prior to the delivery date for Product specified therein against pre-ordered fabric.

3.2.(a) The initial price per Product is set forth on Schedule 2, attached hereto. The initial prices for each Product shall remain firm for orders placed and accepted during the first six (6) months of this Agreement. Thereafter, The Blanket Factory may change its prices, to reflect its actual cost increases, on one hundred eighty (180) days’ prior written notice to Summer. Any such changed prices shall not affect the prices on previously accepted purchase orders.

(b) All prices are FOB Hong Kong. Sumner shall provide The Blanket Factory with any certificates or instruments appropriate to evidence that sales to Summer are not subject to tax.

3.3. The Blanket Factory Limited (Hong Kong) shall invoice Summer for each shipment of Product on or after the date of shipment Each invoice shall be payable by Summer to The Blanket Factory Limited (Hong Kong) or as it shall direct net 45 days.

3.4. Delivery shall occur and risk of loss shall pass to Summer upon receipt of Product in Hong Kong.

3.5. The Blanket Factory warrants to Summer that the Products sold pursuant to this Agreement will be free from defects in material and workmanship for a period of six (6) months from date of sale of the Products by Summer. The Blanket Factory’s sole obligation under this paragraph shall be to replace any such Product, which, within the warranty period, proves defective. In addition, The Blanket Factory represents and warrants to Summer that the Products provided hereunder to the best of its knowledge, information and belief shall conform to all applicable laws and regulations in the Territory with respect to the formulation, composition, manufacture, labeling, packaging, sale and shipment thereof by The Blanket Factory.

3.6. Any claim against The Blanket Factory for shortages of the Products shipped to Summer shall be made within thirty (30) days of arrival of such shipment at Summer’s port of destination. Any other claims against Summer arising out of Products sold to Summer shall be made within thirty (30) calendar days after Summer first knows or has reason to know of such claim. All such claims shall be submitted to The Blanket Factory Limited (Hong Kong) in writing and shall set forth in full the details, basis, and amount of such claim against The Blanket Factory Limited (Hong Kong).

3.7. Nothing in this Agreement shall be interpreted to limit or otherwise affect The Blanket Factory’s right to change the design of any of the Products. The Blanket Factory will endeavor to solicit the Summer’s input on any design changes to any such Product prior to instituting and such change in recognition of Summer’s knowledge of the infant and juvenile market in the Territory. Design changes to any Product shall not affect purchase orders for such Products previously placed and accepted, without the express written consent of the Summer.

3.8. It is the intention of the parties that on all Products sold to the Summer hereunder and/or on the packaging for such Products, the name of Summer shall appear as the exclusive authorized distributor of the Product. The Blanket Factory shall endeavor to solicit the opinion of Summer as to the design of the packaging for the Products in recognition of Summer’s knowledge of the infant and juvenile market in the Territory.

ARTICLE IV

OBLIGATIONS OF SUMMER

4.1.(a) Summer shall use its best efforts to promote the sale and use of the Products through its distribution and customer network.

(b) Summer more particularly hereby undertakes to submit to The Blanket Factory an annual marketing plan. Summer shall also furnish to The Blanket Factory on an annual basis, twelve month rolling purchase requirement forecast and submit reports to The Blanket Factory in writing in such form, and containing such information, as The Blanket Factory may reasonably request from time to time. Such reports shall summarize Summer’s activities relative to marketing and support of such Products. Summer understands that providing forecasts is critical to The Blanket Factory’s demand planning. The Blanket Factory Limited (Hong Kong) shall have no obligation to agree to accept any purchase order that requires the shipment or production of quantities of the Product that are materially greater than those provided in forecasts provided by Summer to The Blanket Factory Limited (Hong Kong) at least six months in advance of the order.

(c) In addition, Summer undertakes to be available to meet with representatives of The Blanket Factory no less than twice a year to review (i) Summer’s promotional efforts and sales data for the Products for the previous year, (ii) the marketing and promotional activities planned by Summer for the next year, (iii) Summer’s estimated requirements for the Product, and (iv) such other sales and marketing information as The Blanket Factory may reasonably request regarding the Products.

4.2. Summer shall include in all advertising and promotional materials for the Product The Blanket Factory’s Trademark, as approved by The Blanket Factory.

4.3. Summer shall maintain a minimum purchase volume for the Products per annum of $1,000,000 US (“Annual Threshold”). In the event that Summer fails to meet such performance standards, The Blanket Factory may terminate this Agreement upon 90 days prior written notice to Summer of The Blanket Factory’s intention to terminate this Agreement; provided, however, Summer shall have the right, in each such instance, to avoid The Blanket Factory’s right to terminate this Agreement by paying to The Blanket Factory, within said ninety (90) day period after notice from The Blanket Factory, the difference between the Annual Threshold and the aggregate amount paid by Summer in US dollars for purchases of the Product during said year (“Deficiency Payment”).

4.4. Summer shall, at its own expense, (a) obtain any and all import licenses and governmental approvals that may be necessary to permit the sale by The Blanket Factory Limited (Hong Kong) and the purchase by Summer of Products hereunder, (b) comply with all registration requirements, and (c) comply with any and all governmental laws, regulations, and orders that may be applicable to Summer by reason of its execution of this Agreement

4.5. Summer shall endeavor to notify The Blanket Factory Limited (Hong Kong) of the existence and content of any mandatory provision of law in the Territory or any other applicable law that conflicts with any provision of this Agreement at the time of its execution or thereafter.

4.6. Summer agrees to use its best efforts to advise The Blanket Factory fully with respect to all health, safety, environmental, and other standards, specifications, and other requirements imposed by law, regulation, or order in the Territory and applicable to the Products. Summer shall also use its best efforts to advise The Blanket Factory of all instructions, warnings, and labels applicable to the Products that are necessary or desirable under laws, regulations, or practices in the Territory.

4.7. Summer shall maintain in effect during the term hereof and for a period of no less than three years after the last sale of a Product following the termination of this Agreement, appropriate liability insurance with an internationally recognized carrier providing coverage of not less than U.S. $6,000,000.

4.8.(a) Summer shall not develop design (with or without any third party assistance) its own range or line of products made from naturally coloured cotton in any way similar to or to be confused with the Products.

4.8.(b) Summer shall not approach or contact in any way whatsoever any supplier of the fabric used by The Blanket Factory or The Blanket Factory Limited (Hong Kong) used in the design or to manufacture the Products during this agreement and for 24 months after the contract finishes.

4.8(c) Summer shall not use the Trademark otherwise than in accordance with the terms of this Agreement.

ARTICLE V

OBLIGATIONS OF THE BLANKET FACTORY.

5.1. The Blanket Factory shall sell or shall cause The Blanket Factory Limited (Hong Kong) to sell Products to Summer during the term of this Agreement pursuant to the terms and conditions set forth herein.

5.2. The Blanket Factory shall notify Summer of any changes in or affecting the Products, projected delivery dates, schedule changes, and other matters that may affect the business of Summer.

5.3. The Blanket Factory shall provide Summer with reasonable access to and assistance of its technical, design, sales, and service personnel as The Blanket Factory deems appropriate. Such assistance shall be without charge to Summer except as may be otherwise mutually agreed.

5.4. To the best of The Blanket Factory’s knowledge, information and belief The Blanket Factory agrees to advise Summer fully with respect to all health, safety, environmental and other standards, specifications and other requirements imposed by law, regulation or order in the Territory and applicable to the Products to which it has knowledge. The Blanket Factory shall also advise Summer of all instructions, warnings and labels applicable to the Products that are necessary under the laws, rules and regulations or practices in the Territory.

ARTICLE VI

TRADEMARK LICENSE FOR ADDITIONAL PRODUCTS

6.1. From time to time during the Term of this Agreement, Summer may request The Blanket Factory’s assistance in the design of Additional Products. If the Additional Products are to be marketed by Summer under the Trademark, the design of such Additional Products are subject to the approval of The Blanket Factory which may be given or withheld in The Blanket Factory’s sole discretion. No Additional Product will be marketed or sold bearing the Trademark unless the design of such Additional Product has been approved by The Blanket Factory. The Blanket Factory agrees that it will use its best efforts to notify Summer within twenty (20) days after Summer’s request for approval of the design of any such Additional Products) whether such design has been approved or not. Failure of The Blanket Factory to approve such design for any Additional Product within said 20 day period shall be deemed to be a disapproval of such design.

6.2. Summer acknowledges that The Blanket Factory Limited is not a manufacturer of infant and juvenile hard goods. Accordingly, for any such Additional Products approved by The Blanket Factory (“Approved Additional Products”), Summer shall be responsible to procure the manufacturing source of such Approved Additional Products. Prior to production of any such Approved Additional Product, Summer shall provide to The Blanket Factory a production sample of such Approved Additional Product for its approval, which approval shall not be unreasonably withheld. The Blanket Factory agrees that it will use its best efforts to notify Summer within twenty (20) business days after Summer’s request for approval of the production sample of any such Approved

Additional Product(s) whether such production sample has been approved or not Failure of The Blanket Factory to notify Summer within said 20 business day period of its approval or disapproval of such production sample for any Approved Additional Product shall be deemed to be an approval of such production sample of such Approved Additional Products. After production samples of such Approved Additional Products have been approved pursuant to this provision, Summer shall not depart therefrom in any material respect without The Blanket Factory’s prior written consent.

6.3. Summer shall produce and deliver to The Blanket Factory prior to production and/or use thereof concepts, designs and samples (“Advertising Elements”) of any and all materials whatsoever using the Trademark prepared by or on behalf of Summer, including, but not limited to, brochures, flyers, banners, photography, point of purchase displays, advertising and commercials (regardless of media), promotional materials, packaging and public relations press releases and kits. Summer shall not distribute or disseminate any advertising and promotion, or any element thereof or materials related thereto, unless and until The Blanket Factory has approved the Advertising Elements, and the advertising and promotion shall not differ in any respect from the Advertising Elements as approved.

6.4. The Approved Additional Products will be advertised, promoted, manufactured, sold and distributed by Summer in accordance with all applicable international, federal, state and local laws and regulations, and industry codes and standards. Any approval by The Blanket Factory of Approved Additional Products or Advertising Elements shall not constitute a waiver of The Blanket Factory’s rights or Summer’s duties (including, without limitation, compliance with all safety, merchantability and product liability laws, regulations, industry codes or standards) under any provision of this Agreement. Summer’s policies of advertisement, promotion, manufacture, sale and distribution shall be of standards no less than those customarily employed by Summer and the foregoing shall in no manner reflect adversely upon the name of The Blanket Factory or the Trademark.

6.5. Summer shall pay to The Blanket Factory a royalty, quarterly in arrears on the “Total Invoiced Value” of all Approved Additional Products of 4% (“Royalty Rate”). As used herein “Total Invoiced Value” shall mean gross sales price before any deductions, allowances and discounts. Total Invoiced Value shall be determined in United States dollars, all foreign sales will be converted into United States dollars using the exchange rate in effect at the time of the sale.

6.6. Promptly within forty-five days following the end of each calendar quarter during the Term of this Agreement, Summer shall furnish to The Blanket Factory complete and accurate statements certified to be accurate by Summer or at the request of The Blanket Factory by the auditing accountants of/for Summer, showing the number, Total Invoiced Value of the Approved Additional Products sold by Summer during said preceding calendar quarter. Such statement shall be furnished by Summer whether or not any Approved Additional Products have been sold during the calendar quarter for which the particular report is being made. Such statement shall also include the calculation of and payment of the royalty then due, if any, to The Blanket Factory.

6.7. Summer agrees that it will keep full and accurate books and records with regard to the sale of the Approved Additional Products, and The Blanket Factory shall have full access to said records, upon thirty (30) days prior written notice to Summer. The Blanket Factory agrees that it will retain the information contained in such records in strict confidence. Examination by The Blanket Factory of Summer’s books and records shall occur no more frequently than twice in a calendar year and shall be made at The Blanket Factory’s sole cost and expense.

6.8. Summer agrees and acknowledges that the design of any Additional Products, where The Blanket Factory assisted in the design of such Additional Product, shall be owned by The Blanket Factory and that The Blanket Factory covenants and agrees that it will not use for its own benefit or for the benefit of any third party without the consent of Summer, any such design(s) of any base element or product comprised in any part of the Additional Products. The provisions of this paragraph shall survive the termination or expiration of this Agreement.

ARTICLE VII

CONFIDENTIALITY AND INTELLECTUAL PROPERTY RIGHTS

7.1. Each party acknowledges that the Confidential Information of the other comprises valuable trade secrets and is proprietary. Each party shall hold in strict confidence of Confidential Information and shall not disclose the same to any other person, firm, or corporation except as reasonably required to perform its obligations under the Agreement. The foregoing obligation shall not extend to information that is or becomes public through no fault of the disclosing party or which is required to be disclosed by the disclosing party pursuant to applicable law.

7.2. Neither Summer nor The Blanket Factory shall use any portion of the Confidential Information supplied by the other hereunder or any patent, trademark, or other industrial property right of the other for any purpose other than implementation of this Agreement. Summer shall not copy any design of The Blanket Factory of any of the Products and The Blanket factory shall not copy any design of Summer of any of the Additional Products. Acknowledging that the damages sustainable by The Blanket Factory or Summer as a consequence of any breach of the other party’s obligations under this Section 7.2 may be difficult to measure in monetary terms, each party hereby agrees that the other shall be entitled (i) to have the continuation of any such breach permanently enjoined and (ii) to an award of exemplary damages in an appropriate amount.

7.3. All Products and Approved Additional Products sold by Summer shall bear the Trademark. Such Trademark shall be affixed to the Products by The Blanket Factory Limited (Hong Kong) and to the Approved Additional Products by Summer. Summer shall not remove or efface such Trademark. All resulting use of such Trademark shall inure solely to the benefit of The Blanket Factory. Summer shall not directly or indirectly use the Trademark, or any mark or name confusingly similar thereto, as part of its corporate or business name or in any other manner, except that (i) Summer may identify itself as an authorized and exclusive distributor of The Blanket Factory and (ii) with The Blanket Factory’s consent, Summer may use the Trademark for display purposes in connection with solicitation of orders for Products and Approved Additional Products from customers in the Territory and in any other manner previously approved by The Blanket Factory. Summer shall not register the Trademark or any mark or name closely resembling them in any jurisdiction, except that at The Blanket Factory’s request, Summer shall cooperate with The Blanket Factory in completing any registrations that it deems appropriate, including any registration of Summer as an authorized user of such Trademark. Correspondingly, The Blanket Factory will, at Summer’s request, register the Trademark in such countries within the Territory as may be designated by Summer from time to time. Any registrations of the Trademark shall be owned by The Blanket Factory. Summer shall not take any action inconsistent with such title or ownership. Nothing herein shall preclude Summer from affixing its own trademarks on a Product or on any Approved Additional Products.

7.4.(a) Summer agrees to cooperate with and assist The Blanket Factory, at The Blanket Factory’s expense, in the protection of the Trademark, patents, or copyrights owned by or licensed to The Blanket Factory relating to the Products and shall inform The Blanket Factory immediately of any infringements or other improper action with respect to such Trademark, patents, or copyrights.

(b) Nothing contained in this Agreement shall be interpreted or construed to transfer any of The Blanket Factory’s right, title or interest in the trade secrets, Trademark, patents, copyrights, or other intellectual property rights associated with the Product to Summer, except insofar as the grant of the licenses contained in this Article VII convey the limited right to use Trademarks or other intellectual property rights. Correspondingly, nothing contained in this Agreement shall be interpreted or construed to transfer any of Summer’s right, title or interest in the trade secrets, trademarks, patents, copyrights or other intellectual property rights associated with the Additional Products.

7.5. In the event that any claim, suit, or other legal proceeding is threatened or commenced against Summer that is founded, in whole or in part, on an allegation that the Product infringes any trade secret, trademark, patent, copyright or other intellectual property rights belonging to a third party, Summer will give The Blanket Factory prompt written notice of such legal proceeding and The Blanket Factory may elect to assume sole control of the defense to or settlement of such dispute. In the event that Summer cannot reasonably anticipate that The Blanket Factory will receive notice of such legal proceeding, at least twenty (20) days prior to the date on which any action needs to be taken to preserve, protect and defend The Blanket Factory’s rights, Summer shall take such action on behalf of The Blanket Factory. Summer shall cooperate fully with The Blanket Factory in any defense, settlement or compromise made by The Blanket Factory. Summer shall not enter into any settlement agreement or other voluntary resolution of any such claim, suit, or other legal proceeding without obtaining The Blanket Factory’s prior written consent thereto.

ARTICLE VIII

TEEM AND TERMINATION

8.1. This Agreement shall commence on the date hereof and shall continue for a three (3) year period, unless terminated as provided in Section 8.2 or by mutual written consent. This agreement may be extended for another three (3) year period with the consent of both parties provided Summer and The Blanket Factory can come to agreement on an annual minimum purchase requirements during said extension period. In the event that the parties are unable to agree on the annual minimum purchase requirements for the extension period, then the annual minimum purchase requirement for each year during the extension period shall be 150% of the Annual Threshold set forth in Section 4.3. Summer must provide The Blanket Factory written notice of it intention to exercise this option at least 120 days prior to the expiration of this Agreement.

8.2. This Agreement may be terminated prior to expiration of the term, as provided in Section 8.1 above, by prior written notice to the other party as follows:

(a) By The Blanket Factory if Summer shall fail to make any payments due for the Purchase of the Products or for payment of the Royalty due in connection with the sale of Approved Additional Products, in either case, should fail to remedy such nonpayment within ten (10) days after receiving written notice of such non payment from The Blanket Factory.

(b) By either party, in the event the other party should fail to perform any of its obligations hereunder and should fail to remedy such nonperformance within thirty (30) days after receiving written demand therefore; provided, however, that no such notice shall be required for a repeated material violation of this Agreement,

(c) By either party, effective immediately, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership, or other insolvency proceedings or make an assignment or other arrangement for the benefit of its creditors, or if such other party should be nationalized or have any of its material assets expropriated;

(d) By The Blanket Factory, upon failure of Summer to meet its Annual Threshold purchase requirements as set forth in Section 4.3, for any year during the Term provided, that, Summer shall not have avoided the Blanket Factory’s right to terminate this Agreement by paying to The Blanket Factory the Deficiency Payment (as defined in Section 4.3);

(e) By The Blanket Factory, effective immediately, if Summer should attempt to sell, assign, delegate, or transfer any of its rights and obligations under this Agreement without having obtained The Blanket Factory’s prior written consent thereto

(f) By The Blanket Factory if Summer is in breach of Clause 4.8 above.

8.3. The following provisions shall apply on the termination or expiration of this Agreement.

(a) Except as otherwise provided in this Section 8.3, Summer shall cease all sales of the Products and other activities on behalf of The Blanket Factory and shall return to The Blanket Factory and immediately cease all use of Confidential Information previously furnished by The Blanket Factory and then in Summer’s possession.

(b) All indebtedness of Sumner to The Blanket Factory shall become immediately due and payable without further notice or demand, which is hereby expressly waived, and The Blanket Factory shall be entitled to reimbursement for any reasonable attorneys’ fees that it may incur in collecting or enforcing payment of such obligations.

(c) Summer shall discontinue all use of the Trademark except to the extent necessary to dispose of any inventory of Products and/or Approved Additional Products on hand as of the date of termination or expiration.

(d) Except as otherwise expressly agree, the parties shall honor all outstanding purchase orders for Products and Approved Additional Products in accordance with the terms and conditions thereof; provided, however, that in the event of a termination of this Agreement as a result of a breach or insolvency of the other party pursuant to Section 8.2(a), (b) or (c), the non-breaching party may terminate any or all of the outstanding purchase orders.

(e) Summer shall have the right to liquidate all its inventory of Products.

(f) The provisions of Sections 3.5, 6.8, Article VII, Sections 8.3 and 8.4 and Article IX shall survive the termination of this Agreement for any reason.

8.4. Summer’s right to sell such inventory shall constitute Summer’s sole remedy for the termination of this Agreement by The Blanket Factory in accordance with Section 8.2, and shall be in lieu of all other claims that Summer may have against The Blanket Factory as a result thereof. Under no circumstances shall The Blanket Factory be liable to Summer by reason of such a termination or nonrenewal of this Agreement for compensation, reimbursement, or damages for (i) loss of prospective compensation; (ii) goodwill or loss thereof or (iii) expenditures, investments, leases, or any type of commitment made in connection with the business of such parry or in reliance on the existence of this Agreement. Both parties hereby covenant and agree that they will bring no action or proceeding in any court before any tribunal or under any arbitration proceeding provided for herein seeking or claiming any such damages, loss of profit or expense from such a termination. Each party recognizes that the other party is entering into this Agreement in reliance upon and in consideration for the agreements of this Section.

ARTICLE IX

GENERAL PROVISIONS

9.1. This Agreement, including the Exhibits hereto, represents the entire agreement between the parties on the subject matter hereof and supersedes all prior discussions, agreements, and understandings of every kind and nature between them. No modification of this Agreement will be effective unless in writing and signed by both parties.

9.2. All notices under this Agreement shall be in English and shall be in writing and given by next or two day international courier service, registered airmail, or facsimile transmission or telex (receipt acknowledged) addressed to the parties at the addresses immediately below their respective signatures hereto, or to such other address of which either party may advise the other in writing. Notices will be deemed given when sent.

9.3. Neither party shall be in default hereunder by reason of any failure or delay in the performance of any obligation under this Agreement where such failure or delay arises out of any use beyond the reasonable control and without the fault or negligence of such party. Such causes shall include, without limitation, storms, floods, other acts of nature, fires, explosions, riots war or civil disturbance, strikes or other labor unrests, embargoes and other governmental actions or regulations that would prohibit either party from ordering or furnishing Products or from performing any other aspects of the obligations hereunder, delays in transportation, the failure of The Blanket Factory or subcontractors to satisfactorily meet scheduled deliveries.

9.4. The illegality or unenforceability of any provision of this Agreement shall not effect the validity and enforceability of any legal and enforceable provisions hereof.

9.5. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties. Summer shall not assign any of its rights or obligations hereunder without the prior written consent of The Blanket Factory, which will not be unreasonably withheld.

9.6. The parties hereto acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement. There shall be implied in this Agreement a standard of reasonableness and good faith. For example, a duty of best efforts shall be interpreted as a duty to use commercially reasonable efforts, and the duty to negotiate shall be interpreted as the duty to negotiate in good faith.

9.7. Whilst this agreement is deemed to be entered into in Rhode Island, USA and to be a Rhode Island contract it shall be governed and construed in accordance with the laws of the United Kingdom. The parties specifically agree that any legal action brought relating to goods purchased or relating to this contract will be brought and tried in the United Kingdom. The parties hereby waive any and all right to object to the laying of venue in any such court and to any right to claim that any such court may be an inconvenient forum. The parties hereby submits themselves to the jurisdiction of such courts for the purpose described in this Section 9.7 and agree that service of process on them in any such action, may be effected by the means by which notices are to be given to it under this Agreement.

9.8. Summer agrees that the failure of The Blanket Factory at any time to require performance by Summer of any of the provisions herein shall not operate as a waiver of the right of The Blanket Factory to request strict performance of the same or like provisions, or any other provisions hereof, at a later time. This provision applies in favor of Summer as well.

9.9. Any headings used herein are for convenience in reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation hereof

9.10. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Instrument.

[signatures appear on the next page]

IN WITNESS WHEREOF, The Blanket Factory and Summer have caused this instrument to be executed by their duly authorized employed, as of the day and year first above written.

In the presence of	The Blanket Factory, Ltd.

	By:	/s/ Jane Albon
	Name:	Jane Albon
	Title:	Director
	Date:	9/2/07 (FEB)

Summer Infant, Inc.

	By:	/s/ Jason P. Macari
	Name:	Jason P. Macari
	Title:	President
	Date:	2/9/07